EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                THREE MONTHS ENDED SEPTEMBER 30,
                                                --------------------------------

                                                         1996           1995
                                                     -----------    -----------

Primary:
Average shares outstanding                             3,695,000      1,775,000
Net effect of stock and warrant issuances with
    exercise prices below the initial public
    offering price based on the treasury
    stock method                                            --          151,650
                                                     -----------    -----------

Total                                                  3,695,000      1,926,650
                                                     ===========    ===========

Net loss                                             $  (795,837)   $  (393,139)
                                                     ===========    ===========

Per share amount                                     $     (0.22)   $     (0.20)
                                                     ===========    ===========